FOR IMMEDIATE RELEASE	OTCBB symbol: RTOH

GARY C. EVANS ELECTED
PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
OF ORION ETHANOL

PRATT, KANSAS, October 24, 2006 - Orion Ethanol, LLC, a wholly-owned subsidiary of RTO Holdings, Inc. (OTCBB: RTOH), today announced that the Board of Directors has elected Mr. Gary C. Evans, age 49, President, Chief Executive Officer and Director on October 23, 2006.

Dr. Pat Barker, Chairman of the Board of Orion Ethanol, said, “We are extremely excited that Gary has chosen Orion Ethanol as his next venture in his highly successful business career. His depth of experience in the energy sector, merchant banking as well as his 16 years of public company CEO experience will be a tremendous asset to Orion as we continue to build out our management team. As Gary managed his previous company Magnum Hunter Resources, Inc from start-up to its eventual merger with Cimarex Energy, Inc in over a $2 billion transaction, he was instrumental in Magnum Hunter's growth and created significant value for all of the stakeholders of Magnum Hunter. We have established a corporate goal to significantly grow our business to become the premier ethanol production company in the U.S. and we are counting on Gary’s experience and leadership to help us achieve our goals.”

Gary C. Evans is the Chairman and Chief Executive Officer and founder of GreenHunter Energy, Inc., a new public renewable energy company specializing in wind, ethanol and solar projects. Mr. Evans is also a principal in Global Hunter Holdings, L.P., the parent of Global Hunter Securities, LLC., companies active in both direct capital investments and investment banking activities.

During the prior twenty years until April 2005, Mr. Evans served as Chairman, President and Chief Executive Officer of Magnum Hunter Resources, Inc. (a New York Stock Exchange listed company) and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition dating back to 1985. Mr. Evans founded the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter Resources, Inc. until its merger with Cimarex Energy, Inc. (NYSE: XEC) in June 2005 in a $2.2 billion transaction.

From 1978 to 1985, Mr. Evans was employed in the banking profession and was associated with the Mercantile Bank of Canada, where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States, and BancTexas, N.A. f/k/a/ National Bank of Commerce.

Mr. Evans currently serves as the Chairman of the Board of Directors of Novavax, Inc., a NASDAQ listed pharmaceutical company. Mr. Evans serves as an Individual Trustee of TEL Offshore Trust, a NASDAQ listed oil and gas trust. Mr. Evans serves on the Advisory Board of Halter Financial Group, Inc., a Texas based firm that specializes in providing consulting services for private companies, predominantly located in Asia, seeking to become public in the U.S. stock markets. Mr. Evans serves on the Board of Directors of the Willis M. Tate Distinguished Lecture Series at Southern Methodist University. Mr. Evans also serves on the Board of Advisors of the Maguire Energy Institute at Southern Methodist University.

Mr. Evans was recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was recently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs.

About Orion Ethanol, LLC

Orion Ethanol, through its majority-owned subsidiary Gateway Ethanol, LLC, is currently constructing a 55 million gallon per year dry mill ethanol plant in Pratt, Kansas. The Pratt facility, which is fully funded, is scheduled to begin producing in July of 2007. Each of Orion’s ethanol facilities has been designed by Lurgi PSI, Inc., to be expandable to 110 million gallons per year. In addition to its Pratt, Shattuck, and Enid facilities, Orion has secured land and water rights for three additional ethanol facilities. Orion’s corporate goal is to produce 660 million gallons of ethanol per year by 2010.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on RTO Holdings’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. RTO Holdings, Inc., undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

###

For Further Information Contact:

RTO Holdings, Inc. or Orion Ethanol, LLC
Joshua Barker
307 South Main Street
Pratt, Kansas
Tel: (620) 672-2814
www.orionethanol.com

Kathy Hamilton
Investor Relations
Tel: (214) 208-0358